Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this post-effective Amendment No. 1 to Registration Statement No. 333-133026 of our report, dated February 22, 2007 (September 12, 2007, as to Notes 16 and 17), relating to the financial statements and financial statement schedule of Itron, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), appearing in the Annual Report on Form 10-K of Itron, Inc. for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the Prospectus Supplement, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

May 6, 2008